ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BAKU
HOUSTON, TEXAS	DALLAS
77002-4995	HOUSTON
713.229.1234	LONDON
FAX 713.229.1522	MOSCOW
NEW YORK
RIYADH
WASHINGTON

June 30, 2006

Exhibit 8

TEPPCO Partners, L.P.
1100 Louisiana Street
Suite 1300
Houston, Texas 77002

Re: TEPPCO Partners, L.P. - Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale of up to 5,750,000 units representing limited partner interests in the Partnership (the “Units”) pursuant to that certain Underwriting Agreement dated June 28, 2006 by and among the Partnership and Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several underwriters named therein.

We have also participated in the preparation of the prospectus supplement dated June 28, 2006 (the “Prospectus Supplement”), which together with the accompanying prospectus dated November 3, 2003 (the “Prospectus”) has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus Supplement.

We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Prospectus Supplement, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission and (iii) other information provided to us by the representatives of the Partnership and Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company and the general partner of the Partnership.

We did not participate in the preparation of the registration statement on Form S-3, as amended (Registration Statement No. 333-110207), as filed by the Partnership with the Commission under the Securities Act or the Prospectus. We express no view as to the discussion set forth under the caption “Tax Considerations” in the Prospectus, which is entirely superseded by the Discussion.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on or about the date hereof (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.